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Exhibit 10.19

EqualLogic, Inc.

Director Compensation Policy

        The following director compensation policy will come into effect upon the closing of the proposed initial public offering (the "IPO") of EqualLogic, Inc. (the "Company").

Cash Compensation

        Each non-employee director of the Company who is not affiliated with a holder who beneficially owns (determined in accordance with SEC rules) more than 5% of the Company's outstanding capital stock (each, an "Eligible Director") will be paid the following annual cash retainers, payable quarterly in arrears and pro-rated for any partial period:

Position	Annual Retainer
Board of Directors
Non-Executive Chair	$50,000
Other Eligible Directors	$25,000
Audit Committee
Chair	$14,000
Other Members	$7,000
Compensation Committee
Chair	$7,000
Other Members	$3,500
Nominating and Corporate Governance Committee
Chair	$5,000
Other Members	$2,500

        Per-meeting fees will not be paid.

Equity Compensation

        Each Eligible Director who is first elected or appointed to the Company's board of directors after the closing of the IPO is automatically granted an option (each, a "New Director Option") to purchase that number of shares of the Company's common stock as has an aggregate Black-Scholes value of $250,000 on the date of such initial election or appointment (the "New Director Grant Date"). The exercise price of each New Director Option shall equal the fair market value of one share of the Company's common stock on the New Director Grant Date. Each New Director Option vests as to 25% of the underlying shares on the one-year anniversary of the New Director Grant Date, and as to 6.25% on each three-month anniversary thereafter.

        Each Eligible Director is automatically granted an option (each, an "Annual Director Option") to purchase that number of shares of the Company's common stock as has an aggregate Black-Scholes value of $125,000 on the date of the Company's annual meeting of stockholders (the "Annual Director Grant Date"). The exercise price of each Annual Director Option shall equal the fair market value of one share of the Company's common stock on the Annual Director Grant Date. Each Annual Director Option vests as to 25% of the underlying shares on each three-month anniversary of the Annual Director Grant Date.

        All option vesting is conditioned on continued service as a director of the Company.

        For purposes of calculating the Black-Scholes value of New Director Options and Annual Director Options, the methodologies and assumptions will be those most recently used by the Company for financial statement reporting purposes.

Expense Reimbursement

        All directors (including directors who are not Eligible Directors) are reimbursed for their ordinary and reasonable expenses incurred in attending board and board committee meetings.

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EqualLogic, Inc. Director Compensation Policy